UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                  Commission File Number 0-22698

                              Golden Systems, Inc.
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             (Exact name of registrant as specified in its charter)

       2125-C Madera Road, Simi Valley, CA 93065, Telephone (805) 582-4400
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  Common Stock
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            (Title of each class of securities covered by this Form)

                                      None
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      (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

     [X]  Rule 12g-4(a)(1)(i)           [ ]  Rule 12-h-3(b)(1)(i)
     [ ]  Rule 12G-4(a)(1)(ii)          [ ]  Rule 12-h-3(b)(1)(ii)
     [ ]  Rule 12g-4(a)(2)(i)           [ ]  Rule 12-h-3(b)(2)(i)
     [ ]  Rule 12g-4(a)(2)(ii)          [ ]  Rule 12-h-3(b)(2)(ii)
                                        [ ]  Rule 15d-6

     Approximate number of holders of record as of the certification or notice date: 67

     Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: December 20, 2000                 GOLDEN SYSTEMS, INC.

                                        By: /s/ Jawahar L. Tandon
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                                            Jawahar L. Tandon
                                            Chairman of the Board of Directors
                                            and Chief Executive Officer